Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FISCAL 2017 FOURTH QUARTER AND FULL FISCAL YEAR FINANCIAL RESULTS

Transition to Subscription-as-a-Service Business Acclerates
Strong Momentum Continues to Build in the Fourth Quarter Driven By Accelerating Growth of Subscription-as-a-Service Offerings
Deferred Revenue of $41.5 Million, Up 99% Year Over Year
Unbilled Deferred Revenue of $16.5 Million, Up from $5.3 Million in the Prior Year
Revenue plus Change in Deferred Revenue (Billed and Unbilled) Up $13.8 Million (19%) in Q4
Acquisition of Jhana Education Adds Important Content and
Delivery Methodologies to AAP Offerings
Revenue Continues to Ramp for New China Offices and Education Division

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal 2017 fourth quarter and full fiscal year, which ended on August 31, 2017.

Bob Whitman, Chairman and Chief Executive Officer, commented, "We were very pleased by the momentum of the business in the fourth quarter, and by the magnitude of the economics generated during the quarter as shown by the growth in our deferred revenue and unbilled deferred revenue.  We are particularly encouraged by the significant and accelerating growth of our subscription as a service offerings (SaaS), including the All Access Pass in our Enterprise Business and The Leader in Me subscription service in our Education Business, whose combined revenue plus growth in deferred revenue grew $6.5 million, or 15%, during the year.  We are also really pleased to be reaching what we believe are some important inflection points in our transition to a SaaS focused model.  Under the subscription business model, accelerated growth in reported revenue is typically preceded by accelerated growth in deferred revenue, both billed and unbilled, and we were pleased to see the inflection point in deferred revenue in the fourth quarter.  We expect to achieve both strong reported and economic growth in fiscal 2018, fiscal 2019, and beyond."

For discussion purposes, the Company's "Enterprise Business" consists of its Direct Office, Strategic Markets, and Licensee segments, plus Corporate information, and the "Education Business" consists of the Education segment.  The Company provided the following information regarding its fiscal 2017 fourth quarter and full fiscal year results.

Highlights

▪	Momentum of the business:
o
Deferred revenue at August 31, 2017 totaled $41.5 million, including $0.7 million of non-current deferred revenue, an increase of $20.7 million, or 99%, compared with $20.8 million of deferred revenue at August 31, 2016.  Unbilled deferred revenue, representing business that is contracted but unbilled and excluded from the balance sheet, totaled $16.5 million at August 31, 2017 compared with $5.3 million at August 31, 2016.  During the fourth quarter of fiscal 2017, the Company began selling extended term and multi-year All Access Pass (AAP) contracts, which helped drive the significant increase in unbilled deferred revenue.
o
Fourth quarter fiscal 2017 reported revenue of $59.5 million, plus $12.6 million of increased deferred revenue, plus $16.5 million of unbilled deferred revenue, was $13.8 million, or 19%, higher than the sum of these items in the fourth quarter of fiscal 2016.

o
Full-year fiscal 2017 reported revenue of $185.3 million, plus a $20.7 million increase in deferred revenue, and $16.5 million of unbilled deferred revenue, represents an $8.5 million, or 4%, increase over the comparable measures in the prior year, with the significant growth of its subscription offerings being offset by declines in its traditional offerings.

o
Sales through the Company's new China direct offices totaled $11.0 million, which was in-line with the Company's high expectations.  The Company's previous operations in China were handled through an independent licensee.

o
The Company's Education Business reported another year of growth, as sales increased $3.3 million, or 8%, to $44.1 million compared with $40.8 million the prior year.  At August 31, 2017, over 3,500 schools around the world were using The Leader in Me program.

▪	Growth in Subscription as a Service Offerings:
o
For the fiscal year ended August 31, 2017, All Access Pass and All Access Pass related amounts invoiced increased $39.9 million to $63.1 million, an increase of 172%, compared with $23.2 million in the prior year.  Amounts in fiscal 2017 include unbilled deferred revenue.

o
All Access Pass subscribers in the United States and Canada increased from approximately 139,000 at the end of fiscal 2016 to just over 300,000 at the end of fiscal 2017, representing a 105% increase during fiscal 2017.

o	Invoiced The Leader In Me subscription and subscription-related revenues increased $5.5 million, or 15%, to $41.1 million during fiscal 2017 compared with $35.6 million invoiced in fiscal 2016.

During January 2016, the Company fully launched the All Access Pass offering through its sales associates that serve the United States, Canada, the United Kingdom, and Australia.  The All Access Pass allows the Company's clients to: purchase unlimited access to FranklinCovey's collection of best-in-class content to address their most important performance needs; assemble, integrate, and deliver that content through any of a broad combination of delivery modalities; have the help of a FranklinCovey implementation specialist to design customized impact journeys; and do so at a very attractive price per population trained.  Since its introduction in the first quarter of fiscal 2016, AAP amounts invoiced have grown steadily on a year-over-year basis as described above.  The Company believes that the transition to a SaaS focused business model in both the Enterprise Business and the Education Business will provide significant future benefits as the average client sales size increases, the retention rate of current clients improves, the ability to reach additional customers expands, and clients realize greater value to their organizations through access to expanded content and purchase additional services and training materials.  The Company also continues to invest in the AAP offering, and is currently translating the core content into 15 additional languages, which is expected to be completed and launched in fiscal 2018.  The Company believes that a broad range of clients, from large multi-national organizations to smaller organizations served by its international direct offices or licensee partners, will be able to leverage the benefits of the AAP offering in their organizations.

The change to the SaaS focused business model has required a transition both operationally, as the Company's sales force adapts its sales strategy, and from an accounting and reporting point of view.  Operationally, the AAP sales cycle is typically longer than previous transactional type sales for revenues such as facilitator and onsite contracts.  During the first quarter of fiscal 2017, the Company decided to allow new AAP agreements to receive updated content during the contracted period.  Accordingly, the Company now defers substantially all AAP revenue at the inception of the agreement and recognizes it over the life of the corresponding contract.  These changes had a significant impact on the Company's fiscal 2017 financial results.

On July 11, 2017, the Company acquired all of the outstanding stock of Jhana Education (Jhana), a San Francisco based company that specializes in the creation and dissemination of relevant, bite-sized content and learning tools for leaders and managers.  The Company anticipates that the Jhana content and delivery methodologies acquired will become key features of its All Access Pass offering.  The purchase price was $3.5 million in cash plus up to $7.2 million of contingent consideration.

Financial Overview

The following is a summary of key financial results for the quarter ended August 31, 2017:

▪
Revenue:  Consolidated revenue for the fourth quarter of fiscal 2017 was $59.5 million compared with $64.8 million in the fourth quarter of fiscal 2016.  The Company's newly opened sales offices in China reported $3.3 million in sales, and the Education Business grew by $0.6 million, or 3%, compared with the fourth quarter of the prior year.  These increases were offset by 1) increased AAP revenues, which are initially deferred and recognized over the lives of the underlying contracts; 2) a $5.8 million decrease in domestic sales office revenues resulting from the transition to the AAP business model and less onsite delivery revenues; 3) a $1.4 million decrease in Strategic Market segment revenues resulting from fewer new contracts in its various divisions; and 4) a $1.0 million decrease in international licensee royalty revenues which was primarily attributable to converting the China licensee into a direct office ($0.7 million of royalty revenues in the fourth quarter of fiscal 2016).

▪
Deferred Revenue and Unbilled Deferred Revenue:  Deferred revenue at August 31, 2017 totaled $41.5 million, an increase of $20.7 million, or 99%, compared with $20.8 million at August 31, 2016.  Unbilled deferred revenue totaled $16.5 million at August 31, 2017, compared with $5.3 million at the end of fiscal 2016.

▪
Gross profit:  Fourth quarter 2017 gross profit was $42.0 million compared with $45.7 million in the fourth quarter of fiscal 2016.  The decrease was primarily due to the impact of increased AAP sales with the corresponding deferral of revenue, as well as other factors described above.  The Company's gross margin for the quarter ended August 31, 2017 was 70.5% compared with 70.4% in the corresponding quarter of fiscal 2016.

▪
Operating Expenses:  The Company's operating expenses in the fourth quarter of fiscal 2017 increased by $2.5 million compared with the fourth quarter of fiscal 2016, which was primarily due to a $1.9 million increase in selling, general, and administrative (SG&A) expenses and a $0.8 million increase in depreciation and amortization expense.  Increased SG&A expenses were primarily due to opening new sales offices in China and hiring additional sales and sales-related personnel.  Increased amortization expense was due to the amortization of intangible assets from the fiscal 2017 acquisitions of Robert Gregory Partners LLC, and Jhana.  These increases were partially offset by decreased non-cash stock-based compensation expense, and decreased restructuring charges.

▪
Operating Income:  The Company's operating income for the fourth quarter of fiscal 2017 reflected the factors cited above and was $7.5 million compared with $13.6 million in the fourth quarter of the prior year.

▪	Adjusted EBITDA: Adjusted EBITDA for the fourth quarter was $10.9 million, compared with $16.2 million in the fourth quarter of fiscal 2016.
▪	Net Income: Fourth quarter fiscal 2017 net income was $4.7 million compared with $7.7 million in the fourth quarter of fiscal 2016, reflecting the above-noted factors.
▪	Earnings Per Share: Diluted earnings per share for the quarter ended August 31, 2017 was $.33 compared with $.55 per diluted share in the fourth quarter of fiscal 2016.
▪
Cash and Liquidity Remain Strong:  The Company's balance sheet and liquidity position remained healthy through August 31, 2017.  The Company had $8.9 million of cash at August 31, 2017, with $25.6 million available on its revolving credit facility, compared with $10.5 million of cash at August 31, 2016.

▪
Common Share Buy Back Program:  During the fourth quarter of fiscal 2017, the Company purchased 177,089 shares of its common stock on the open market for $3.2 million as part of its previously announced share buy back program.  Under the terms of its currently authorized $40.0 million buy back program, the Company has repurchased 1,539,828 shares of its common stock for $26.8 million through August 31, 2017.  The Company expects further purchases of its common stock in fiscal 2018 and in future periods.

▪
Fiscal 2018 Guidance:  Based on the expected increases in its SaaS business, the Company currently anticipates reported sales to increase 14% from $185.3 million to approximately $212 million in fiscal 2018.  The Company expects deferred revenue to increase by approximately $15 million, or 36%, and unbilled deferred revenue to continue to grow as the Company continues to focus on multi-year agreements.  The Company also expects to continue to make investments and incur costs for further

SaaS business growth in fiscal 2018, including additional implementation specialists, content development, amortization of developed or purchased content, commissions, and some additional support staff.  Considering these factors, the Company anticipates Adjusted EBITDA for fiscal 2018 to be in the range of $10 million to $15 million.

Full Year Fiscal 2017 Financial Results

Consolidated revenue for fiscal 2017 was $185.3 million compared with $200.1 million in fiscal 2016.  Sales from the Company's new offices in China totaled $11.0 million during fiscal 2017, and Education practice sales increased $3.3 million, or 8%, compared with the prior year.  Increased sales in China and through the Education practice were offset by 1) increased AAP deferred revenues, which are initially deferred and recognized over the lives of the underlying contracts; 2) a $14.2 million decrease in domestic sales office revenues primarily resulting from the transition to the AAP-focused business model and decreased onsite presentations; 3) a $6.8 million decrease in Sales Performance practice revenues resulting primarily from ongoing contracting issues; and 4) a $3.5 million decrease in international licensee royalty revenues as the Company's China licensee was converted to a direct office ($2.5 million of royalties in fiscal 2016) and certain other licensee partners' sales declined compared with the prior year.  Consolidated gross profit was $122.7 million compared with $135.2 million in fiscal 2016.  Gross margin for fiscal 2017 was 66.2% compared with 67.6% in the prior year.  Excluding the costs to exit the Japan publishing business, which totaled $2.1 million, gross margin was 67.4% for the fiscal year ended August 31, 2017, which also excludes the increased deferral of high-margin subscription revenues during the fiscal year.

The Company's operating expenses during fiscal 2017 increased $10.2 million compared with fiscal 2016.  The increase in operating expenses was primarily due to a $7.6 million increase in SG&A expenses; $1.5 million of contract termination costs; $0.7 million of increased restructuring costs; and $0.5 million of increased depreciation and amortization expense.  The increase in SG&A expenses was primarily related to opening three new sales offices in China; the addition of new sales and sales support personnel and increased travel to promote the AAP and new China offices; increased computer software costs primarily related to the installation of a new enterprise resource planning system; and increased non-cash stock-based compensation expense.  These increases were partially offset by a $1.9 million decrease in contingent consideration costs resulting from a prior year business acquisition.  As a result of the factors described above, the Company's loss from operations for fiscal 2017 was $(8.9) million compared with income from operations of $13.8 million in the prior year.  Adjusted EBITDA for the fiscal year ended August 31, 2017 was $7.7 million compared with $26.9 million in fiscal 2016.  The Company reported a net loss for fiscal 2017 of $(7.2) million, or $(.52) per share, compared with a net income of $7.0 million, or $.47 per diluted share, in the prior year.

Earnings Conference Call

On Thursday, November 9, 2017, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fourth quarter and full fiscal year ended August 31, 2017.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 45894763.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m6/p/vaec4an3.  A replay will be available from November 9 (7:30 pm ET) through November 16, 2017 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 45894763#.  The webcast will also remain accessible through November 16, 2017 on the Investor Relations area of the Company's Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements related to the Company's future results and profitability; future sales and renewals of AAP contracts and accompanying accelerated growth; the expected sum of Adjusted EBITDA and growth in deferred revenues in future periods; anticipated future sales, including in the Company's new China offices; anticipated impact from the acquisition of Jhana

Education; the release of translated AAP content; expected benefits of AAP to the Company; anticipated purchases of its common stock; and goals relating to the growth of the Company.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewal of AAP contracts; the impact of additional sales personnel; the impact of deferred AAP revenues on future financial results; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company's forthcoming Annual Report on Form 10-K for the fiscal year ended August 31, 2017, and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company's control or influence, any one of which may cause future results to differ materially from the Company's current expectations, and there can be no assurance that the Company's actual future performance will meet management's expectations.  These forward-looking statements are based on management's current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, "Adjusted EBITDA," to consolidated net income (loss), the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, stock-based compensation expense, restructuring charges, and certain other items such as adjustments to the fair value of contingent consideration liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We are unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of our control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver our offerings such as unanticipated content development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2017	2016	2017	2016

Net sales	$59,523	$64,831	$185,256	$200,055

Cost of sales	17,535	19,164	62,589	64,901
Gross profit	41,988	45,667	122,667	135,154

Selling, general, and administrative	31,970	30,069	121,148	113,589
Restructuring costs	147	400	1,482	776
Contract termination costs	-	-	1,500	-
Depreciation	1,136	868	3,879	3,677
Amortization	1,261	721	3,538	3,263
Income (loss) from operations	7,474	13,609	(8,880)	13,849

Interest expense, net	(479)	(523)	(2,029)	(1,938)
Income (loss) before income taxes	6,995	13,086	(10,909)	11,911

Income tax benefit (provision)	(2,336)	(5,360)	3,737	(4,895)
Net income (loss)	$4,659	$7,726	$(7,172)	$7,016

Net income (loss) per common share:
Basic	$0.34	$0.55	$(0.52)	$0.47
Diluted	0.33	0.55	(0.52)	0.47

Weighted average common shares:
Basic	13,824	13,998	13,819	14,944
Diluted	13,983	14,118	13,819	15,076

Other data:
Adjusted EBITDA(1)	$10,905	$16,219	$7,699	$26,894

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, restructuring charges, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2017	2016	2017	2016
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$4,659	$7,726	$(7,172)	$7,016
Adjustments:
Interest expense, net	479	523	2,029	1,938
Income tax provision (benefit)	2,336	5,360	(3,737)	4,895
Amortization	1,261	721	3,538	3,263
Depreciation	1,136	868	3,879	3,677
Stock-based compensation	(329)	199	3,658	3,121
Costs to exit Japan publishing business	315	-	2,107	-
Restructuring costs	147	400	1,482	776
Contract termination costs	-	-	1,500	-
Increase (reduction) to contingent earnout liabilities	-	82	(1,936)	1,538
ERP system implementation costs	484	224	1,404	448
Business acquisition costs	417	-	442	-
China start-up costs	-	116	505	222

Adjusted EBITDA	$10,905	$16,219	$7,699	$26,894

Adjusted EBITDA margin	18.3%	25.0%	4.2%	13.4%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2017	2016	2017	2016
Sales Detail by Segment:
Direct offices	$27,984	$31,496	$96,662	$103,605
Strategic markets	6,794	8,149	22,974	29,819
Education practice	18,935	18,324	44,122	40,844
International licensees	3,381	4,412	13,571	17,113
Corporate and other	2,429	2,450	7,927	8,674

Total	$59,523	$64,831	$185,256	$200,055

Sales Detail by Category:
Training and consulting services	$57,835	$61,915	$177,816	$189,661
Products	798	1,884	3,881	6,009
Leasing	890	1,032	3,559	4,385

	59,523	64,831	185,256	200,055
Cost of Goods Sold by Category:
Training and consulting services	16,375	17,375	56,557	59,158
Products	658	1,125	3,990	3,206
Leasing	502	664	2,042	2,537
	17,535	19,164	62,589	64,901
Gross Profit	$41,988	$45,667	$122,667	$135,154

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2017	2016
Assets
Current assets:
Cash	$8,924	$10,456
Accounts receivable, less allowance for
doubtful accounts of $2,310 and $1,579	66,343	65,960
Receivable from related party	1,020	1,933
Inventories	3,353	5,042
Income taxes receivable	259	-
Prepaid expenses and other current assets	11,936	6,350
Total current assets	91,835	89,741

Property and equipment, net	19,730	16,083
Intangible assets, net	57,294	50,196
Goodwill	24,220	19,903
Long-term receivable from related party	727	1,235
Other long-term assets	16,925	13,713
	$210,731	$190,871

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,868	$1,662
Current portion of term notes payable	6,250	3,750
Accounts payable	9,119	10,376
Deferred revenue	40,772	20,847
Accrued liabilities	22,617	17,422
Total current liabilities	80,626	54,057

Line of credit	4,377	-
Term notes payable, less current portion	12,813	10,313
Financing obligation, less current portion	21,075	22,943
Other liabilities	5,742	3,173
Deferred income tax liabilities	1,033	6,670
Total liabilities	125,666	97,156

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	212,484	211,203
Retained earnings	69,456	76,628
Accumulated other comprehensive income	667	1,222
Treasury stock at cost, 13,414 and 13,332 shares	(198,895)	(196,691)
Total shareholders' equity	85,065	93,715
	$210,731	$190,871